UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2020

9 Meters Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 Par Value	NMTR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective November 27, 2020, the Board of Directors (the “Board”) of 9 Meters Biopharma, Inc. (the “Company”) cancelled certain stock option awards to John Temperato, Chief Executive Officer of the Company, that were intended to be granted to Mr. Temperato on July 6, 2020 (collectively, the “Original Stock Options”) under the 2012 Omnibus Incentive Plan (the “2012 Plan”).

Also effective November 27, 2020, the Board approved an amendment to the 2012 Plan to increase the annual individual award limit to 4,000,000 shares of Company common stock, par value $0.0001 per share (“Common Stock”), as set forth in Section 5.01 of the 2012 Plan (the “Plan Amendment”). This Plan Amendment does not require stockholder approval.

The purpose of the cancellation was to correct an inadvertent error that occurred when the Company included a number of shares in the Original Stock Options that exceeded the previous annual individual award limit of 1.5 million shares of Common Stock (the “Prior Individual Award Limit”). To the extent the Original Stock Options were in excess of the Prior Individual Award Limit, the Board and Mr. Temperato agreed that the Original Stock Options are cancelled and have no further effect under the terms of the 2012 Plan.

Under the Original Stock Options, Mr. Temperato had the option to purchase 950,000 shares of Common Stock, subject to time-based vesting over four years, and 650,000 shares of Common Stock, subject to performance-based vesting over four years, both at an exercise price of $0.6216. In lieu of the Original Stock Options that were granted in excess of the Prior Individual Award Limit, the Board, upon effectiveness of the Plan Amendment, granted Mr. Temperato the following new stock awards: 639,655 shares of Common Stock, subject to time-based vesting, and 650,000 shares of Common Stock, subject to performance-based vesting, at an exercise price of $1.09. Additionally, the Board granted Mr. Temperato 203,667 shares of restricted stock, vesting on November 25, 2021, contingent upon his continued relationship with the Company, in order to compensate him for the lost value of the Original Stock Options due the increased exercise price of the new options.

The portion of the Original Stock Options relating to 310,345 shares of Common Stock subject to time-based vesting that were not in excess of the Prior Individual Award Limit remain in effect. Prior option grants made to Mr. Temperato in April 2020 and June 2020 also remain in effect.

The foregoing description of the Plan Amendment is qualified in its entirety by reference to the Plan Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Also effective November 27, 2020, the Board, pursuant to Section 11.16 of the 2012 Plan, approved a sub-plan under the 2012 Plan to afford the possibility of favorable tax treatment to employees and other service providers of the Company who are subject to the laws of Israel (the “Sub Plan”). Specifically, the Sub Plan provides for the possibility of receiving beneficial tax treatment for persons subject to the laws of Israel pursuant to Section 102 of the Israeli Income Tax Ordinance [New Version], 1961, and the rules and regulations promulgated thereunder. The Sub Plan does not amend the terms of the 2012 Plan and does not require the approval of the Company’s stockholders.

Item 8.01.	Other Events.

On November 20, 2020, the Company completed settlement discussions regarding a summons and complaint that alleged the Company owed approximately $1.7 million for services rendered prior to February 2019. The settlement requires the Company to make payments totaling $675,000 in the first quarter of 2021. The incremental effect on the Company’s financial statements is not material.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1	Amendment to the 2012 Omnibus Incentive Plan, dated November 27, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9 Meters Biopharma, Inc.

Date: November 27, 2020	By:	/s/ Edward J. Sitar
Edward J. Sitar
Chief Financial Officer